EXHIBIT 1

                                MERGER AGREEMENT

                                  by and among

                             ALEXI HOLDINGS LIMITED,

                                ALEXI CORPORATION

                                       and

                            GREKA ENERGY CORPORATION

                                  May 27, 2003

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                                MERGER AGREEMENT

     This Merger Agreement ("Agreement") is made as of May 27, 2003, by and among Alexi Holdings Limited, a Cayman Islands company ("Parent"), Alexi Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Greka Energy Corporation, a Colorado corporation ("Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                             PRELIMINARY STATEMENTS

     A. Parent, Merger Sub and Company intend to effect a merger of Merger Sub into Company in accordance with this Agreement and the Colorado Business Corporation Act ("Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and Company will become a wholly-owned Subsidiary of Parent.

     B. The respective boards of directors of Parent, Merger Sub and Company have approved this Agreement and the Merger.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   Article 1

                           DESCRIPTION OF TRANSACTION

1.1  MERGER OF MERGER SUB INTO COMPANY

     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, Company shall continue as the surviving corporation ("Surviving Corporation"). The name of Surviving Corporation shall be Greka Energy Corporation.

1.2  EFFECT OF THE MERGER

     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Colorado Business Corporation Act ("CBCA").

1.3  CLOSING; EFFECTIVE TIME

     The consummation of the Contemplated Transactions ("Closing") shall take place at the offices of Baker & McKenzie, 2001 Ross Avenue, 2300 Trammell Crow Center, Dallas, Texas at 10:00 a.m. (or at such other place and time as the parties may agree) on a date to be designated by Parent ("Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the CBCA ("Articles of Merger") shall be duly executed by Company and Merger Sub and, simultaneously with or as soon as practicable following Closing, filed with the Secretary of State of the State of Colorado ("Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Articles of Merger with the prior written consent of Parent ("Effective Time").

1.4  ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

     At the Effective Time:

     (a) the Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of Company;

     (b) the Bylaws of Surviving Corporation shall be the Bylaws of Company; and

     (c) the directors and officers of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5  CONVERSION OF SHARES

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time whether or not subject to transfer restrictions or rights of Company to reacquire such shares (other than (i) shares of Company Common Stock held in Company's treasury or by any of Company's Subsidiaries,
(ii) shares of Company Common Stock held by Parent or Merger Sub and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.6, $6.25 per share ("Merger Consideration"), payable in cash to the holder thereof, without interest thereon, upon the surrender of the Company Stock Certificate formerly representing such shares of Company Common Stock, less any required withholding of Taxes.

     (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Company, be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of Surviving Corporation.

     (c) Each share of Company Common Stock held in the treasury of Company or by any of Company's Subsidiaries and each share of Company Common Stock held by Parent or Merger Sub (or their respective Subsidiaries) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

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     (d) Immediately prior to the Effective Time, Company shall take all actions necessary so that all warrants then outstanding to purchase shares of Company Common Stock heretofore granted under any arrangement or agreement shall become fully exercisable (whether or not currently exercisable) and, at the Effective Time, each warrant not theretofore exercised shall be canceled. Subject to the following sentence and Sections 1.5(f) and (g), each holder of a warrant that is canceled pursuant to the preceding sentence shall, in respect of each such warrant, be entitled to a cash payment by Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of Company Common Stock subject to such warrant, multiplied by (ii) the number of shares of Company Common Stock for which such warrant was exercisable immediately prior to such cancellation, provided that the foregoing shall not require any action that violates the warrant. The foregoing cash payment shall be made by the Surviving Corporation upon or as soon as practicable after (A) such holder's surrender of all warrants held by such holder or (B) delivery by such holder of such holder's written agreement or acknowledgement that all warrants held by such holder have been cancelled as a result of the Merger in exchange for such cash payment; provided, however, that if it is determined that compliance with this Section 1.5(d) would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any warrants held by such individual will be cancelled or purchased as the case may be, as promptly thereafter as possible so as not to subject such individual to any liability pursuant to
Section 16.

     (e) Immediately prior to the Effective Time, Company shall take all actions necessary so that all options then outstanding to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under any plan, arrangement or agreement (collectively, "Option Plans") shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option not theretofore exercised shall be canceled. Subject to the following sentence and Sections 1.5(f) and (g), each holder of a Company Stock Option that is canceled pursuant to the preceding sentence shall, in respect of each Company Stock Option, be entitled to a cash payment by Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option was exercisable immediately prior to such cancellation, provided that the foregoing shall not require any action that violates the Option Plans. The foregoing cash payment shall be made by the Surviving Corporation upon or as soon as practicable after (A) such holder's surrender of all Company Stock Options held by such holder or (B) delivery by such holder of such holder's written agreement or acknowledgement that all Company Stock Options held by such holder have been cancelled as a result of the Merger in exchange for such cash payment; provided, however, that if it is determined that compliance with this
Section 1.5(e) would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Company Stock Options held by such individual will be cancelled or purchased as the case may be, as promptly thereafter as possible so as not to subject such individual to any liability pursuant to Section 16.

     (f) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 1.5 to any holder of Company Stock Options or of warrants to purchase Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with

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respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

     (g) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (ii) Company will use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, Surviving Corporation or any Subsidiary thereof.

1.6  EXCHANGE OF CERTIFICATES

     (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in connection with the Merger ("Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent the funds necessary to make the payments contemplated by
Section 1.5 ("Exchange Fund"). For purposes of determining the amount of the Exchange Fund, Parent shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal (as described in Section 1.8).

     (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for payment therefor. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Company Stock Certificate and the Merger Consideration, without interest thereon, less the required withholding of Taxes, and (y) each Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.6, each Company Stock Certificate (other than Company Stock Certificates representing Dissenting Shares and shares of Company Common Stock canceled pursuant to Section 1.5(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive for each share of Company Common Stock represented thereby the Merger Consideration provided for under this Agreement, without any interest thereon. If any Company Stock Certificate shall have been lost, stolen or destroyed, Surviving Corporation may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or Surviving Corporation with respect to such Company Stock Certificate.

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     (c) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 1.6.

     (d) From and after the Effective Time, the holders of Company Stock Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. Such holders shall have no rights, after the Effective Time, with respect to such shares of Company Common Stock except to surrender such certificates in exchange for the Merger Consideration pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 7-113-101 et seq. of the CBCA.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Effective Time occurs shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

     (f) Each of the Exchange Agent, Parent and Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (g) Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Parent or Surviving Corporation shall be liable to a holder of a Company Stock Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Company Stock Certificates are not surrendered prior to two years after the date on which the Effective Time occurs, unclaimed funds payable with respect to such Company Stock Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

1.7  FURTHER ACTION

     If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of Company or otherwise) to take such action.

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1.8  APPRAISAL RIGHTS

     Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 7-113-101 et seq. of the CBCA, if such sections provide for appraisal rights for such shares of Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted as provided in Section 1.5 of this Agreement, unless and until such holder fails to perfect or effectively withdraws or loses his right to appraisal and payment under the CBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5 hereof, together with any dividends or distributions payable thereon, and to which such holder is entitled, without interest thereon. Company shall give Parent prompt notice of any demands received by Company for appraisal of Company Common Stock, and prior to the Effective Time, Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle, any such demands. Parent covenants and agrees that, in the event any cash payment is to be made following the Effective Time in respect of Dissenting Shares (as a result of a judgment, settlement or otherwise), Parent shall contribute to the capital of Surviving Corporation an amount sufficient to make such payment, and no funds or other assets of Surviving Corporation shall, directly or indirectly, be used for such purpose.

                                   Article 2

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

2.1  ORGANIZATION AND GOOD STANDING

     (a) Company and each of its Subsidiaries (collectively, "Acquired Companies") are corporations or limited partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use and to perform all their respective obligations under Company Contracts, except where the failure to have such power or authority could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified to do business as a foreign corporation or limited partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

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     (b) Exhibit 21.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 lists all Acquired Companies and indicates as to each its jurisdiction of organization and, except in the case of Company, its shareholders or partners. Company has delivered to Parent copies of the Governing Documents of each of the Acquired Companies, as currently in effect.

     (c) Company has delivered to Parent copies of the charters of each committee of Company's board of directors and any code of conduct or similar policy adopted by Company.

2.2  AUTHORITY; ENFORCEABILITY; NO CONFLICT

     (a) Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Company and the consummation by Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock ("Required Company Shareholder Vote") and the filing of appropriate merger documents as required by the CBCA). The affirmative vote of a majority of the shares of Company Common Stock outstanding as of the record date for the Company Shareholders' Meeting is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of any of the Acquired Companies, or (B) any resolution adopted by the board of directors, shareholders or partners of any of the Acquired Companies;
(ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is or may be subject; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies; (iv) cause any of the

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Acquired Companies to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Companies to be reassessed or revalued by any Governmental Body; (vi) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any Company Contract;
(vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Companies, except, in the case of clauses (ii),
(iii), (iv), (v), (vi), (vii) and (viii), for any such Contravention, conflict or violation that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the filing of Articles of Merger as required by the CBCA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Company Material Adverse Effect.

2.3  CAPITALIZATION

     The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. As of the date hereof, (a) 4,951,451 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 1,506,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options, (c) 230,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of Company, (d) no shares of Company Common Stock are held in the treasury of Company, (e) 77,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options not yet granted, and
(f) 4,951,451 shares of Company Common Stock are reserved for issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated November 3, 1999, between Company and American Securities Transfer & Trust, Inc., as Rights Agent ("Company Rights Agreement"). No shares of Company Preferred Stock are outstanding and no series of Company Preferred Stock has been designated. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company's shareholders may vote. Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options outstanding as of the date hereof. Except as set forth in this Section 2.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character ("Options") relating to the issued or unissued capital stock of any of the Acquired Companies, or obligating any of the Acquired Companies to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in,

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Company or any of its Subsidiaries. Since December 31, 2002, Company has not
issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports: (i) none of the Acquired Companies has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Company's Subsidiaries or any other Person;
(ii) each outstanding share of capital stock of each of Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Companies is free and clear of all Encumbrances; (iii) none of the outstanding equity securities or other securities of any of the Acquired Companies was issued in violation of the Securities Act or any other Law; and (iv) none of the Acquired Companies owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Companies is a general partner of any general or limited partnership of which all of the partnership interests are not held by the Company or Subsidiary.

2.4  SEC FILINGS; FINANCIAL STATEMENTS

     Company has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since August 15, 2002. The Company SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents. Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Company is in compliance with the applicable listing rules of the NASDAQ National Market and has not since August 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

2.5  FINANCIAL STATEMENTS

     The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal

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recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements found in the Company's Report on Form 10-Q for the period ended March 31, 2003 included in the Company SEC Reports (the consolidated balance sheet included in such Quarterly Report is the "Balance Sheet")); the financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of Company. The Company's auditors have not performed any non-audit services for the Acquired Companies since the beginning of the immediately preceding fiscal year of Company. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company does not have any Off-Balance Sheet Arrangements.

2.6  NO UNDISCLOSED LIABILITES

     The Acquired Companies have no Liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise), except for Liabilities or obligations reflected or reserved against in the Balance Sheet, current liabilities incurred in the Ordinary Course of Business and not in violation of this Agreement since the date thereof (assuming for this purpose that this Agreement had been in effect since the date of the Balance Sheet) and contingent or inchoate liabilities that could not reasonably be expected to have a Company Material Adverse Effect.

2.7  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business, there has not been any Company Material Adverse Effect, no event has occurred or circumstance exists that may result in a Company Material Adverse Effect and there has not been:

     (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance) that has had or could reasonably be expected to have a Company Material Adverse Effect;

     (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Company, or (ii) any repurchase, redemption or other acquisition by any Acquired Company of any shares of capital stock or other securities;

     (c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or other security of any Acquired Company (except for Company Stock Options) or
(iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Company;

     (d) any amendment or waiver of any of the rights of any Acquired Company under, or acceleration of vesting under, (i) any provision of any of Company's employee stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option, (iii) any provision on any Company warrant or
(iv) any restricted stock purchase agreement;

     (e) any amendment to any Governing Document of any of the Acquired Companies or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Company;

     (f) any receipt by the Acquired Companies of any Acquisition Proposal;

     (g) any creation of any Subsidiary of an Acquired Company or acquisition by any Acquired Company of any equity or other interest in any other Person;

     (h) except in the Ordinary Course of Business, any capital expenditure by any Acquired Company which, when added to all other capital expenditures made by or on behalf of the Acquired Companies since the date of the Balance Sheet, exceeds $50,000 in the aggregate;

     (i) except in the Ordinary Course of Business, any action by the Acquired Companies to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any material Contract;

     (j) any (i) acquisition, lease or license by any Acquired Company of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Company of any material right or other material asset to any other Person or (iii) waiver or relinquishment by any Acquired Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business and consistent with past practices;

     (k) any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Company;

     (l) any pledge of any assets of, or sufferance of any of the assets of, an Acquired Company to become subject to any Encumbrance, except for pledges or sufferances of immaterial assets made in the Ordinary Course of Business and consistent with past practices;

     (m) other than loans and/or guarantees made between one or more of the Acquired Companies for the benefit of another Acquired Company, any (i) loan by an Acquired Company to any Person, or (ii) incurrence or guarantee by an Acquired Company of any indebtedness for borrowed money;

     (n) any (i) adoption, establishment, entry into or amendment by an Acquired Company of any stock option plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Company;

     (o) any change of the methods of accounting or accounting practices of any Acquired Company in any material respect;

     (p) any material Tax election by any Acquired Company;

     (q) any commencement or settlement of any Proceeding by any Acquired Company that would have a Company Material Adverse Effect; or

     (r) any agreement or commitment to take any of the actions referred to in clauses (c) through (q) above.

2.8  LEGAL PROCEEDINGS

     (a) Except as disclosed in the Company SEC Reports, there is no pending Proceeding (i) that has been commenced by or against any of the Acquired Companies or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Companies, except for such Proceedings as are normally incident to the business carried on by the Acquired Companies and could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or (iii) against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

     (b) To the Knowledge of Company, (i) no Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened and
(ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

2.9 RECOMMENDATION OF SPECIAL COMMITTEE AND COMPANY BOARD; OPINION OF FINANCIAL ADVISOR

     (a) The Special Committee, at a meeting duly called and held, unanimously
(i) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company, and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the Board of the Directors of Company.

     (b) The Board of Directors of Company, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

     (c) CIBC World Markets Corp. ("CIBC") has rendered to the Special Committee its opinion to the effect that, as of the date of this Agreement and subject to the assumptions and limitations specifically described by CIBC to the Special Committee, the Merger Consideration to be received by the shareholders of the Company is fair from a financial point of view to such holders, other than the holders of Excluded Shares (as defined in such opinion). A complete and correct written copy of CIBC's engagement letter has been delivered to Parent and a complete and correct written copy of CIBC's opinion letter will be delivered to Parent promptly after the date of this Agreement. Company has received the approval of CIBC to permit the inclusion of a copy of its written opinion, when delivered, in its entirety in the Proxy Statement, subject to CIBC's review of the Proxy Statement.

2.10 RIGHTS PLAN

     Company has delivered to Parent a copy of the Company Rights Agreement as currently in effect. Company has amended the Company Rights Agreement to provide that (a) neither Parent nor Merger Sub nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), (b) neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not detach from the Company Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Contemplated Transactions and (c) the Rights shall terminate immediately prior to the Effective Time.

2.11 ENVIRONMENTAL MATTERS

     Except as disclosed in the Company SEC Reports, each of the Acquired Companies is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Companies has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Companies or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS

     Company has not breached or defaulted (nor has any event occurred which, with passage of time or giving of notice would constitute a default), or received in writing any claim or notice that it has breached or defaulted under, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Company SEC Reports ("Company Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Each Company Material Contract that has not expired by its terms is in full force and effect.

2.13 COMPLIANCE WITH LAWS; PERMITS

     Each of the Acquired Companies has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Each of the Acquired Companies has all permits, licenses, easements, variations, exemptions, consents, certificates approvals, authorizations and registrations (collectively, "Permits") with and under all federal, state and local Laws, and from all Governmental Bodies required by it to carry on its respective business as currently conducted, except where the failure to have such Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 TAKEOVER STATUTES NOT APPLICABLE

     The Board of Directors of Company has taken all actions so that no restrictive provision of any "fair price," "moratorium," "business combination," "control share acquisition," "interested shareholder," or other similar anti-takeover Law, or restrictive provision of any applicable anti-takeover provision in the Governing Documents of any of the Acquired Companies is, or at the Effective Time will be, applicable to Company, Parent, Merger Sub or the Surviving Corporation, the shares of Company Common Stock (including shares acquired in the Merger), the Merger or the other Contemplated Transactions.

2.15 BROKERS; FINDERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Company, except for the fees payable to CIBC.

2.16 FULL DISCLOSURE

     (a) This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and Schedule 13E-3 will each comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

                                   Article 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to Company severally, but not jointly, that:

3.1  ORGANIZATION AND GOOD STANDING

     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.

3.2  AUTHORITY; ENFORCEABILITY; NO CONFLICT

     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than the filing of appropriate merger documents as required by the CBCA). The Boards of Directors of each of Parent and Merger Sub, at meetings duly called and held,
(i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the shareholders of Parent and Merger Sub, and
(ii) approved this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of either Parent or Merger Sub or (B) any resolution adopted by the board of directors of Parent or Merger Sub; (ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which Parent or Merger Sub is or may be subject; or (iii) require a Consent from any Person, except, in the case of clauses (ii) and (iii), for any such Contravention, conflict or violation that could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws and (B) the filing of the Articles of Merger as required by the CBCA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Parent Material Adverse Effect.

3.3  CAPITALIZATION

     (a) The authorized capital stock of Parent consists of 5,000,000 shares of Parent Common Stock. As of the date hereof, one share of Parent Common Stock is issued and outstanding, which is duly authorized, validly issued, fully paid and nonassessable. There are no Options relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. Parent has no Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and held by Parent.

3.4  NO PRIOR ACTIVITIES

     Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Contemplated Transactions, neither Parent or Merger Sub has incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

3.5  BROKERS; FINDERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.6  FULL DISCLOSURE

     (a) This Agreement does not, and the certificate referred to in Section 8.4 will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7  DUE DILIGENCE

     Parent and Merger Sub have had, to their Knowledge, full access to (a) the Company and its records, assets and properties and (b) the Company's auditors, accountants, legal counsel and tax advisors. Without waiving any of its rights to terminate this Agreement as provided herein, Parent and Merger Sub do not have Knowledge that, as of the date of this Agreement, any of Company's representations and warranties in Article 2 are false, incomplete, or untrue.

                                   Article 4

                     CERTAIN COVENANTS OF COMPANY AND PARENT

4.1  ACCESS AND INVESTIGATION BY PARENT

     During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), Company shall, and shall cause the respective Representatives of the Acquired Companies to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Company shall promptly provide Parent with copies of: (i) all material operating and financial reports prepared by the Acquired Companies for Company's senior management, (ii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the Contemplated Transactions; and (iii) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body.

4.2  OPERATION OF COMPANY'S BUSINESS

     (a) During the Pre-Closing Period, except as provided in this Agreement:
(i) Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the Ordinary Course of Business and in accordance with past practices and (B) in compliance with all applicable Laws and the requirements of all material Company Contracts; (ii) Company shall use its reasonable best efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current directors, officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) Company shall not and shall not permit any of the other Acquired Companies to take, without the prior Consent of Parent, any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events in Section 2.7 would be likely to occur; (iv) Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Proceeding commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Companies that relates to the consummation of the Contemplated Transactions; (v) Company shall not enter into any Contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133; (vi) Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of Company's business; and (vii) Company shall not grant any options to purchase or otherwise acquire Options.

     (b) During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery by a Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of any of the Acquired Companies; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 6, 7 and 8 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, Company shall promptly advise Parent in writing of any Proceeding or claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, except where such Proceeding or claim would not be reasonably likely to have a Company Material Adverse Effect. No notification given to Parent pursuant to this
Section 4.2(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement.

4.3  NO SOLICITATION

     (a) Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Companies or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal (except pursuant to Section 5.2(c)) or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the mailing of the Proxy Statement to the holders of Company Common Stock, this Section 4.3(a) shall not prohibit Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person in response to a Significant Proposal that is submitted to Company by such Person (and not withdrawn) if (A) neither Company nor any Representative of any of the Acquired Companies shall have violated any of the restrictions set forth in this Section 4.3, (B) Company promptly gives Parent written notice of the identity of such Person and of Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement in substantially the form attached as Exhibit B and
(C) Company promptly furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.3 by Company.

     (b) Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) On the date of this Agreement, Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     (d) Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Companies is a party, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

                                   Article 5

                       ADDITIONAL COVENANTS OF THE PARTIES

5.1  PROXY STATEMENT AND SCHEDULE 13E-3

     (a) As promptly as practicable after the date of this Agreement, Company shall prepare and cause to be filed with the SEC the Proxy Statement, and use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent reasonably promptly, copies of all correspondence between Company or any Representative of Company and the SEC. Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to Company's shareholders prior to their being filed with, or sent to, the SEC or mailed to Company's shareholders and shall give Parent and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to Company's shareholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to Company's shareholders. Each of Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Company shall mail the Proxy Statement to Company's shareholders. Prior to the date of approval of the Merger by Company's shareholders, each of Company, Parent and Merger Sub shall correct promptly any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Company's shareholders, in each case to the extent required by applicable Law.

     (b) Promptly following the date of this Agreement, Parent, Merger Sub and Company shall file with the SEC, and shall use all commercially reasonable efforts to cause any of their respective Affiliates engaging in this transaction to file with the SEC, a Schedule 13E-3 with respect to the Merger. Each of the parties hereto agrees to use all commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Schedule 13E-3 shall be filed with the SEC concurrently with the filing of the Proxy Statement. Each of Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to respond promptly to all comments of and requests by the SEC. Each party hereto agrees to promptly supplement, update and correct any information provided by it for use in the
Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or, in light of the circumstances, misleading.

5.2  COMPANY SHAREHOLDERS' MEETING

     (a) Company shall, subject to Company's right to terminate this Agreement pursuant to Section 9.1(j), take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement ("Company Shareholders' Meeting"). The Company Shareholders' Meeting shall be held on a date selected by Company in consultation with Parent as promptly as practicable after the Proxy Statement is cleared by the SEC; provided, the Company shall be permitted to delay and reschedule the date of the Company Shareholders Meeting in the event the condition set forth in Section 8.5 has not been satisfied. Company shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in compliance with all applicable Laws.

     (b) Subject to Section 5.2(c), (i) the Proxy Statement shall include a statement to the effect that the board of directors of Company recommends that Company's shareholders vote to adopt this Agreement at the Company Shareholders' Meeting (the recommendation of Company's board of directors that Company's shareholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the Proposal) is made to Company and is not withdrawn; (ii) Company provides Parent with at least five business days prior notice of any meeting of Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Proposal; (iii) Company's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iv) Company's board of directors determines in good faith, after having taken into account the written advice of Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for Company's board of directors to comply with its fiduciary obligations to Company's shareholders under applicable Law; and (v) none of the Acquired Companies nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.3. In making any determination to withdraw or modify the Company Board Recommendation, Company may consider any revised offer by Parent made prior to any determination to make such withdrawal or modification.

5.3  REASONABLE BEST EFFORTS TO CLOSE

     (a) Subject to Section 5.3(b), Parent and Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(b) and

Company's right to terminate this Agreement pursuant to Section 9.1(j), Parent and Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Laws or Contract, or otherwise) by such party in connection with the Merger or any of the Contemplated Transactions and (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by Company during the Pre-Closing Period.

     (b) At the request of Parent, Company shall agree to divest, sell, dispose of, hold, separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of the Acquired Companies to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of Acquired Companies to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) hold separate or cause any of the Acquired Companies to hold separate any assets or operations (either before or after the Closing Date); or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (iv) make or cause any of the Acquired Companies to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (v) contest any Proceeding relating to the Merger if Parent determines in good faith that contesting such Proceeding might not be advisable.

5.4  DISCLOSURE

     Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) Parent shall have approved such disclosure or (b) Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law.

5.5  RIGHTS AGREEMENT

     If applicable, Company shall not amend or grant any waiver under the Company Rights Agreement following the date of this Agreement except as requested by the Parent in connection with the Contemplated Transaction.

                                   Article 6

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

     The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1  COMPANY SHAREHOLDER APPROVAL

     This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

6.2  NO RESTRAINTS

     No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that prohibits, retrains, enjoins, restricts or makes consummation of the Merger illegal.

                                   Article 7

                CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S
                               OBLIGATION TO CLOSE

     The obligation of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by Parent and Merger Sub at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Company contained in this Agreement
(a) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

7.2  COMPANY'S PERFORMANCE

     Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

7.3  CONSENTS

     Each of the Governmental Authorizations and Consents identified in Section
2.2 must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.4  NO MATERIAL ADVERSE EFFECT

     At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Company Material Adverse Effect.

7.5  NO PROCEEDINGS

     There shall not be pending or threatened any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent;
(c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Acquired Companies; (d) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Acquired Companies; (e) seeking to compel any Acquired Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger or any of the Contemplated Transactions; or (f) which, if adversely determined, could have a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.6  SUCCESSFUL COMPLETION OF PARENT FINANCING

     Parent will have on hand an amount in cash and/or have available borrowings under credit facilities that are sufficient to provide the Exchange Agent immediately after the Effective Time the funds necessary to consummate the Merger and the Contemplated Transactions, to pay (i) the aggregate Merger Consideration to the holders of Company Common Stock on terms which are acceptable to Parent and (ii) to either refinance all indebtedness of the Company on terms which are acceptable to Parent or obtain from each of Guggenheim Investment Management, LLC and GMAC Commercial Credit LLC, the Company's principal lenders, a consent to the change in control that will be effected by the Merger, or an amendment or supplement to the Company's credit agreements on terms which are acceptable to Parent.

7.7  OFFICER'S CERTIFICATE

     Company shall have delivered to Parent and Merger Sub a certificate, executed on behalf of Company by an authorized executive officer of Company, and dated as of the Closing Date that the conditions set forth in Sections 7.1, 7.2,
7.3 and 7.5 have been duly satisfied.

7.8  DISSENTING SHARES

     The number of Dissenting Shares (if any) with respect to which the holders thereof shall have properly demanded appraisal in accordance with the CBCA before the taking of a vote on the Merger at the Company Shareholder's Meeting or any adjournment thereof, the holders of which shall not have withdrawn such demand as of the Closing Date, shall not exceed five percent of the issued and outstanding Company Common Stock entitled to vote thereon.

7.9  EXTENSION

     Company shall have used its best efforts to obtain, from the holders of all puts to sell Company Common Stock to the Company, an extension of time such that all such puts may be exercisable until the earlier of the Effective Time or the termination of this Agreement.

                                   Article 8

              CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE

     Company's obligation to effect the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Company, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Parent and Merger Sub contained in this Agreement (a) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.2  PARENT'S AND MERGER SUB'S PERFORMANCE

     Parent and Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

8.3  CONSENTS

     Each of the Governmental Authorizations and Consents identified in Section 3.2(c) must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.4  OFFICER'S CERTIFICATE

     Parent shall have delivered to Company a certificate, executed on behalf of Parent and Merger Sub by an authorized executive officer of Parent, and dated as of the Closing Date that the conditions set forth in Sections 7.6, 8.1, 8.2 and
8.3 have been duly satisfied.

8.5  CONFIRMATION OF AVAILABILITY OF FINANCING

     Parent shall have delivered to Company at least 24 hours prior to the date of the Company Shareholders' Meeting, confirmation reasonably satisfactory to the Board of Directors of the availability of financing described in Section 7.6; provided, however that the failure to provide such confirmation shall not effect a waiver by Parent of the conditions required pursuant to Section 7.6.

8.6  FEES AND EXPENSES

     At Closing, all reasonable fees and expenses of the Special Committee and its advisors, including all reasonable attorneys' and other professional fees shall be paid in full.

                                   Article 9

                                   TERMINATION

9.1  TERMINATION

     This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Company's shareholders):

     (a) by mutual written consent of Parent and Company;

     (b) by either Parent or Company if the Merger shall not have been consummated by June 30, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

     (c) by Parent if there is pending or threatened any Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (ii) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Acquired Companies; (iv) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Acquired Companies; (v) seeking to compel any Acquired Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger or any of the Contemplated Transactions; or (vi) which, if adversely determined, could have a Company Material Adverse Effect or a Parent Material Adverse Effect.;

     (d) by either Parent or Company if (i) the Company Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Company's shareholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this
Section 9.1(d) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Company shall have made the payment(s) required to be made to Parent pursuant to Section 9.3(a) and, if applicable, pursuant to Section 9.3(b) or Section 9.3(d);

     (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

     (f) by Parent (i) if any of Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if (A) any of Company's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, and (B) such inaccuracy has not been cured by Company within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section
7.2 would not be satisfied;

     (g) by Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if (A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (B) such inaccuracy has not been cured by Parent within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section
8.2 would not be satisfied;

     (h) by Parent if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect, such that the condition set forth in Section 7.4 would not be satisfied;

     (i) by Parent if the satisfaction of any condition in Article 7 is or becomes impractical and Parent has not waived such condition; or

     (j) by Company if, prior to the adoption of this Agreement by the Required Company Shareholder Vote, (i) the board of directors of Company has received a Superior Proposal, (ii) in light of such Superior Proposal, the board of directors of Company shall have determined in good faith, after consultation with its outside legal advisors, that termination of this Agreement is required in order for the board of directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable Law, (iii) Company has complied in all material respects with Section 4.3, (iv) Company pays the termination fee provided for under Section 9.3(d) and expenses provided for under Section 9.3(a) prior to termination, and (v) the board of directors of Company concurrently approves, and Company concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal; provided that Company may not effect such termination pursuant to this
Section 9.1(j) unless and until (i) Parent receives at least three business days' prior written notice from Company of its intention to effect such termination pursuant to this Section 9.1(j); and (ii) during such three business day period, Company shall, and shall cause its advisors to, consider any adjustments in the terms and conditions of this Agreement that Parent may propose.

9.2  EFFECT OF TERMINATION

     If this Agreement is terminated as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section
9.2 and Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any Liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

9.3  EXPENSES; TERMINATION FEES

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Parent pursuant to Section 9.1(b), (c), (d), (e), (f) or (h) or by Company pursuant to
Section 9.1(b), (d) or (j), then (without limiting any obligation of Company to pay any fee payable pursuant to Section 9.3(b) or Section 9.3(d)) Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 9.3(c), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger or any other Contemplated Transaction; further provided, however, that the amount of the nonrefundable cash fee payable to Parent may not exceed $500,000, exclusive of fees and expenses (including reasonable attorneys' fees) that Parent incurs in connection with any Proceeding challenging or seeking to restrain or prohibit the Merger or any of the Contemplated Transactions.

     (b) If this Agreement is terminated by Parent or Company pursuant to
Section 9.1(d), then (unless Parent is then entitled to receive a fee pursuant to Section 9.3(d)) Company shall pay to Parent, in cash at the time specified in
Section 9.3(c) (and in addition to the amounts payable by Company pursuant to Section 9.3(a)), a nonrefundable fee in an amount equal to $1,050,000.

     (c) In the case of termination of this Agreement by Company pursuant to
Section 9.1(b), (d) or (j), any nonrefundable payment required to be made pursuant to the proviso to Section 9.3(a) shall be made, and any fee payable pursuant to Section 9.3(b) shall be paid, by Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 9.1(b), (c), (d), (e), (f) or (h), any nonrefundable payment required to be made pursuant to the proviso to Section 9.3(a) shall be made, and any fee payable pursuant to Section 9.3(b) shall be paid, by Company within two business days after such termination.

     (d) If this Agreement is terminated by (i) Parent or Company pursuant to
Section 9.1(b) or (d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and the transaction described in such Acquisition Proposal is consummated within 12 months following such termination, (ii) Parent pursuant to Section 9.1(e), or (iii) Company pursuant to Section 9.1(j), then Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 9.3(a)), a nonrefundable fee in the amount equal to $1,750,000; provided, however, that if Company (A) receives a Significant Proposal within 30 days of the date of this Agreement and (B) terminates the Agreement pursuant to Section 9.1(j) before the earlier of (y) 45 days from the date of this Agreement or (z) the date of mailing of the proxy statement contemplated pursuant to Section 5.1 in connection with entering into a written agreement that constitutes a Superior Proposal and contains terms and conditions that are not materially different than the terms and conditions of the Significant Proposal, the nonrefundable fee payable to Parent pursuant to this Section 9.1(d) shall be $1,000,000. In the case of termination of this Agreement by Company pursuant to Section 9.1(b), (d) or (j), the fee referred to in the preceding sentence shall be paid by Company prior to the time of such termination, except that in the case of termination by Company pursuant to Section 9.1(b) or (d), any termination fee payable pursuant to Section 9.3(d)(i) shall be paid by Company on the date of consummation of the acquisition described in such Acquisition Proposal, provided such consummation occurs within 12 months from the date of termination. In the case of termination of this Agreement by Parent pursuant to Section 9.1(b), (d) or (e), the fee referred to in the preceding sentence shall be paid by Company within two business days after such termination.

     (e) If Company fails to pay when due any amount payable under this Section 9.3, then (i) Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.3, and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the greater of (i) 4% over the "prime rate" (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid or (ii) 8.25%.

                                   Article 10

                               GENERAL PROVISIONS

10.1 NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Company:

     Greka Energy Corporation
     2801 B Santa Maria Way
     Santa Maria, CA
     Attn:  Susan Whalen
     Facsimile No.:  (805) 937-7862
     E-mail Address:  smw@grekaenergy.com

     with a copy (which will not constitute notice) to:

     Ballard Spahr Andrews & Ingersoll, LLP
     1225 17th Street, Suite 2300
     Denver, CO 80202-5596
     Attn:  Roger V. Davidson
     Facsimile No.:  (303) 382-4607
     E-mail Address:  davidson@ballardspahr.com

     If to Parent or Merger Sub:

     Randeep Grewal
     c/o Scott Clemens
     Baker & McKenzie
     14th Floor, Hutchison House
     10 Harcourt Road
     Hong Kong
     Facsimile No.:  (852) 2845-0476
     E-mail Address:  scott.clemens@bakernet.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     2001 Ross Avenue, Suite 2300
     Dallas, Texas 75201
     Attn:  Daniel W. Rabun
     Facsimile No.:  (214) 978-3099
     E-mail Address:  daniel.w.rabun@bakernet.com

10.2 FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.3 INCORPORATION OF SCHEDULES AND EXHIBITS

     The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

10.4 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended with the approval of the respective boards of directors of Company and Parent at any time (whether before or after adoption of this Agreement by Company's shareholders); provided, however, that after any such adoption of this Agreement by Company's shareholders, no amendment shall be made which by Law requires further approval of Company's shareholders without the further approval of such shareholders. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by all of the parties to this Agreement.

10.5 DISCLOSURE SCHEDULES

     The Company Disclosure Schedule will be arranged in Parts corresponding to the numbered and lettered Sections of Articles 2 and 3, as applicable. Nothing in the Disclosure Schedules will be adequate to disclose an exception to any representation or warranty made in Article 2 or Article 3 unless it identifies the exception with reasonable particularity and describes the facts relating to such exception in reasonable detail. Without limiting the generality of the foregoing, the listing or inclusion of a copy of a document or other item will not be adequate to disclose an exception to any representation or warranty made in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

10.6 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.7 DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

10.8 SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however, Parent can assign all of its rights and obligations under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of each party's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section and for the provisions of Article 1 (collectively, "Third-Party Provisions"). The Third-Party Provisions may be enforced by the beneficiaries thereof.

10.10 ENFORCEMENT OF AGREEMENT

     Each Party acknowledges and agrees that the other Party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled, at Law or in equity, the other Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.12 GOVERNING LAW

     This Agreement will be governed by and construed under the laws of Colorado without regard to conflicts of laws principles that would require the application of any other law.

10.13 JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Colorado, County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world.

10.14 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



              [The remainder of this page intentionally left blank]

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                    ALEXI HOLDINGS LIMITED


                                    By: /s/ Randeep Grewal
                                    --------------------------------------------
                                          Randeep Grewal
                                          Director


                                    ALEXI CORPORATION


                                    By: /s/ Randeep Grewal
                                    --------------------------------------------
                                          Randeep Grewal
                                          Authorized Officer


                                    GREKA ENERGY CORPORATION


                                    By: /s/ Susan Whalen
                                    --------------------------------------------
                                          Susan Whalen
                                          Vice President -- Asset Management and
                                          Secretary

                                TABLE OF CONTENTS

                                                                            Page
Article 1         DESCRIPTION OF TRANSACTION...................................1

         1.1      MERGER OF MERGER SUB INTO COMPANY............................1
         1.2      EFFECT OF THE MERGER.........................................1
         1.3      CLOSING; EFFECTIVE TIME......................................1
         1.4      ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS
                  AND OFFICERS.................................................2
         1.5      CONVERSION OF SHARES.........................................2
         1.6      EXCHANGE OF CERTIFICATES.....................................4
         1.7      FURTHER ACTION...............................................5
         1.8      APPRAISAL RIGHTS.............................................6

Article 2         REPRESENTATIONS AND WARRANTIES OF COMPANY....................6

         2.1      ORGANIZATION AND GOOD STANDING...............................6
         2.2      AUTHORITY; ENFORCEABILITY; NO CONFLICT.......................7
         2.3      CAPITALIZATION...............................................8
         2.4      SEC FILINGS; FINANCIAL STATEMENTS............................9
         2.5      FINANCIAL STATEMENTS.........................................9
         2.6      NO UNDISCLOSED LIABILITES...................................10
         2.7      ABSENCE OF CERTAIN CHANGES AND EVENTS.......................10
         2.8      LEGAL PROCEEDINGS...........................................12
         2.9      RECOMMENDATION OF SPECIAL COMMITTEE AND COMPANY BOARD;
                  OPINION OF FINANCIAL ADVISOR................................12
         2.10     RIGHTS PLAN.................................................13
         2.11     ENVIRONMENTAL MATTERS.......................................13
         2.12     AGREEMENTS, CONTRACTS AND COMMITMENTS.......................14
         2.13     COMPLIANCE WITH LAWS; PERMITS...............................14
         2.14     TAKEOVER STATUTES NOT APPLICABLE............................14
         2.15     BROKERS; FINDERS............................................14
         2.16     FULL DISCLOSURE.............................................14

Article 3         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....15

         3.1      ORGANIZATION AND GOOD STANDING..............................15
         3.2      AUTHORITY; ENFORCEABILITY; NO CONFLICT......................15
         3.3      CAPITALIZATION .............................................16
         3.4      NO PRIOR ACTIVITIES.........................................16
         3.5      BROKERS; FINDERS............................................16
         3.6      FULL DISCLOSURE.............................................16
         3.7      DUE DILIGENCE...............................................17

Article 4         CERTAIN COVENANTS OF COMPANY AND PARENT.....................17

         4.1      ACCESS AND INVESTIGATION BY PARENT..........................17
         4.2      OPERATION OF COMPANY'S BUSINESS.............................17
         4.3      NO SOLICITATION.............................................18

Article 5         ADDITIONAL COVENANTS OF THE PARTIES.........................20

         5.1      PROXY STATEMENT AND SCHEDULE 13E-3..........................20
         5.2      COMPANY SHAREHOLDERS' MEETING...............................21
         5.3      REASONABLE BEST EFFORTS TO CLOSE ...........................21
         5.4      DISCLOSURE..................................................22
         5.5      RIGHTS AGREEMENT............................................22

Article 6         CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES..........23

         6.1      COMPANY SHAREHOLDER APPROVAL................................23
         6.2      NO RESTRAINTS...............................................23

Article 7         CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S
                  OBLIGATION TO CLOSE.........................................23

         7.1      ACCURACY OF REPRESENTATIONS.................................23
         7.2      COMPANY'S PERFORMANCE.......................................23
         7.3      CONSENTS....................................................24
         7.4      NO MATERIAL ADVERSE EFFECT..................................24
         7.5      NO PROCEEDINGS..............................................24
         7.6      SUCCESSFUL COMPLETION OF PARENT FINANCING...................24
         7.7      OFFICER'S CERTIFICATE.......................................24
         7.8      DISSENTING SHARES...........................................25
         7.9      EXTENSION...................................................25

Article 8         CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE.......25

         8.1      ACCURACY OF REPRESENTATIONS.................................25
         8.2      PARENT'S AND MERGER SUB'S PERFORMANCE.......................25
         8.3      CONSENTS....................................................25
         8.4      OFFICER'S CERTIFICATE.......................................26
         8.5      CONFIRMATION OF AVAILABILITY OF FINANCING...................26
         8.6      FEES AND EXPENSES...........................................26

Article 9         TERMINATION.................................................26

         9.1      TERMINATION.................................................26
         9.2      EFFECT OF TERMINATION.......................................28
         9.3      EXPENSES; TERMINATION FEES..................................28

Article 10        GENERAL PROVISIONS..........................................30

         10.1     NOTICES.....................................................30
         10.2     FURTHER ACTIONS.............................................31
         10.3     INCORPORATION OF SCHEDULES AND EXHIBITS.....................31
         10.4     ENTIRE AGREEMENT AND MODIFICATION...........................31
         10.5     DISCLOSURE SCHEDULES........................................31
         10.6     TIME OF ESSENCE.............................................32
         10.7     DRAFTING AND REPRESENTATION.................................32
         10.8     SEVERABILITY................................................32

         10.9     ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS...............32
         10.10    ENFORCEMENT OF AGREEMENT....................................32
         10.11    WAIVER......................................................32
         10.12    GOVERNING LAW...............................................33
         10.13    JURISDICTION; SERVICE OF PROCESS ...........................33
         10.14    COUNTERPARTS................................................33

EXHIBIT A         CONSTRUCTION AND DEFINITIONS
EXHIBIT B         FORM OF CONFIDENTIALITY AGREEMENT
COMPANY DISCLOSURE SCHEDULE

                                    EXHIBIT A

                          CONSTRUCTION AND DEFINITIONS

1.   CONSTRUCTION

     Any reference in the Agreement (as defined below) to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to the Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of the Agreement. All words used in the Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" and "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

2.   DEFINITIONS

     For the purposes of the Agreement, the following terms and variations on them have the meanings specified in this Section:

     "Acquired Companies" is defined in Section 2.1(a).

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 9.9% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues or sells securities representing more than 9.9% of the outstanding securities of any class of voting securities of any of the Acquired Companies; or

          (b) any sale (other than sales of Inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of Inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 9.9% or more of the consolidated net revenues, net income or assets of the Acquired Companies.

     "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

     "Agreement" is defined in the first paragraph of the Agreement.

     "Articles of Merger" is defined in Section 1.3.

     "Balance Sheet" is defined in Section 2.5.

     "CBCA" is defined in Section 1.2.

     "Certifications" means all certifications and statements required by (i) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act, or
(iii) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (a) or (b) of the definition of Company SEC Reports.

     "CIBC" is defined in Section 2.9(c).

     "Closing" is defined in Section 1.3.

     "Closing Date" is defined in Section 1.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" is defined in the first paragraph of the Agreement.

     "Company Board Recommendation" is defined in Section 5.2(b).

     "Company Common Stock" means the common stock, no par value per share, of Company.

     "Company Contract" means any Contract (a) under which any Acquired Company has or may acquire rights, (b) under which any Acquired Company is or may become subject to Liability or (c) by which any Acquired Company or any of its assets is or may become bound.

     "Company Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 2 by Company to Parent concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

     "Company Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a Material Adverse Effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (b) the ability of Company to consummate the Merger or any of the Contemplated Transactions or to perform any of its obligations under the Agreement or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Surviving Corporation; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, and do not disproportionately affect such Persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Company conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control or such party, (ii) that result from the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Company, (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack or (v) that result from any change resulting from the actions of Parent.

     "Company Material Contracts" is defined in Section 2.12.

     "Company Rights Agreement" is defined in Section 2.3(f).

     "Company SEC Reports" means (a) the Company's Annual Reports on Form 10-K for each fiscal year of Company beginning since January 1, 2000, (b) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Company referred to in clause (a) above, (c) all proxy statements relating to Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (a) above, (d) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (a) above, and (e) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to Section 2.4) filed by Company with the SEC since the beginning of the first fiscal year referred to in clause (a) above.

     "Company Stock Certificate" means any validly issued certificate representing shares of the Company Common Stock.

     "Company Stock Options" is defined in Section 1.5(e).

     "Company Shareholders' Meeting" is defined in Section 5.2(a).

     "Company Triggering Event" means (a) approval, endorsement or recommendation by the board of directors of Company of any Acquisition Proposal,
(b) the failure of Company to comply with Section 5.2, (c) the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c), (d) commencement of a tender or exchange offer relating to securities of Company and the failure of Company to send to its security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer, (e) the public announcement of an Acquisition Proposal, and the failure of Company to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced or (f) the breach of, or the taking of any action inconsistent with any of the provisions set forth in, Section 4.3 by any of the Acquired Companies or any Representative of any of the Acquired Companies.

     "Consent" means any approval, consent, ratification, waiver or other authorization.

     "Contemplated Transactions" means all of the transactions to be carried out in accordance with the Agreement, including the merger of Merger Sub with and into Company, the performance by the parties of their other obligations under the Agreement.

     "Contract" means any (i) contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding or (ii) any letter of intent or expression of interest that evidences an intent or desire to enter into an arrangement described in clause (i).

     "Contravene" or "Contravention" -- an act or omission would "Contravene" something if, as the context requires:

          (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

          (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it or to declare a default or accelerate the maturity of any obligation under it; or

          (c) the act or omission would result in the creation of an Encumbrance on the stock or any of the assets of any of the Acquired Companies.

     "Dissenting Shares" is defined in Section 1.8.

     "Effective Time" is defined in Section 1.3.

     "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction; provided, however, that the term "Encumbrance" does not include (a) mechanic's, materialman's or similar liens with respect to amounts arising or incurred in the Ordinary Course of Business, (b) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or zoning, entitlement and other land use and environmental regulations by any Governmental Body and (e) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

     "Entity" means any corporation, general partnership, limited liability company, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association or organization.

     "Environment" means the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

     "Environmental Law" means any Law that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" is defined in Section 1.6(a).

     "Exchange Fund" is defined in Section 1.6(a).

     "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

     "GAAP" means generally accepted accounting principles for financial reporting in the United States.

     "Governing Document" means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an Entity, and any Contract among all equityholders, partners or members of an Entity.

     "Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

     "Governmental Body" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other Entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official of any of the foregoing.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Knowledge" means, with respect to any Party, the actual knowledge after reasonable investigation of any of such Party's directors or officers.

     "Law" means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

     "Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

     "Merger" is defined in the Preliminary Statements.

     "Merger Consideration" is defined in Section 1.5(a).

     "Merger Sub" is defined in the first paragraph of the Agreement.

     "Merger Sub Common Stock" means the common stock, no par value per share, of Merger Sub.

     "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Off-Balance Sheet Arrangement" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to

GAAP; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

     "Option Plans" is defined in Section 1.5(e).

     "Options" is defined in Section 2.3.

     "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body pertaining to compliance with Law.

     "Ordinary Course of Business" refers to actions taken in Company's normal operation, consistent with its past practice and having no Company Material Adverse Effect.

     "Parent" is defined in the first paragraph of the Agreement.

     "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

     "Parent Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a Material Adverse Effect on (a) the business, condition, capitalization, assets, Liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, and do not disproportionately affect such Persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Parent conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control or such party, (ii) that result from the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Parent; (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; or (v) that result from any change resulting from the actions of Company.

     "Party" means Company, Parent or Merger Sub.

     "Permits" is defined in Section 2.13.

     "Person" refers to an individual or an Entity.

     "Pre-Closing Period" is defined in Section 4.1.

     "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proxy Statement" means the proxy statement to be sent to Company's shareholders in connection with the Company Shareholders' Meeting.

     "reasonable best efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use reasonable best efforts under the Agreement will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to such Person of the Agreement and the Contemplated Transactions.

     "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

     "Required Company Shareholder Vote" means the affirmative vote in favor of the Agreement and the Merger of a majority of the issued and outstanding shares of Company Common Stock entitled to vote on the matter.

     "Rights" means any outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company.

     "SEC" means the United States Securities and Exchange Commission.

     "Secretary of State" is defined in Section 1.3.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Schedule 13E-3" means the Statement on Schedule 13E-3 to be filed by Company and Parent concurrently with the filing of the Proxy Statement pursuant to the Exchange Act, together with any amendments or supplements thereto.

     "Significant Proposal" means an unsolicited bona fide written proposal made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of Company determines, in its reasonable judgment, (a) to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger, and (b) is reasonably capable of being consummated.

     "Special Committee" means that committee of independent directors established by Company's Board of Directors to evaluate the fairness of the Agreement and the Contemplated Transactions to Company's shareholders.

     "Subsidiary" of any Entity means any Entity of which such Entity directly or indirectly owns or has a right to acquire, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable the Entity owning the securities to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock not owned by the third party on terms that the board of directors of Company (excluding Randeep S. Grewal) determines, in its reasonable judgment, (a) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger, taking into account, among other things, financing requirements, timing of the closing of the proposed purchase, and regulatory and other approvals, and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     "Surviving Corporation" is defined in Section 1.1.

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

     "Tax Return" means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

     "Third-Party Provisions" is defined in Section 10.9.

                                    EXHIBIT B


                            CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement (the "Agreement") is dated ________ and is by and between Greka Energy Corporation, a Colorado corporation (the "Company"), and ___________________________, a _________corporation (the "Investigating
Party").

                              PRELIMINARY STATEMENT

     The Investigating Party has requested access to certain information, properties and personnel of the Company and its subsidiaries (collectively, the "Disclosing Party") in connection with the negotiation of a possible transaction (the "Transaction").

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                       ARTICLE 1 CONFIDENTIAL INFORMATION

1.1 "Confidential Information" means all non-public information of the Disclosing Party disclosed or made available to the Investigating Party or any of its directors, officers, employees, agents, consultants, advisors, legal counsel or accountants (collectively, "Representatives"), regardless of the form or manner of disclosure, including without limitation:

     (a) all information relating to the Disclosing Party's trade secrets (including all information that applicable law defines as "trade secrets");

     (b) all information concerning products, product specifications, data, formulae, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions, discoveries, ideas, know-how, past, current, and planned research and development, current and planned methods and processes, client or customer lists and files, current and anticipated client or customer requirements, vendor and supplier lists and files, price lists, market studies, business plans and business opportunities;

     (c) all information concerning software that was developed or modified by or for the Disclosing Party (including object and source codes), databases, data modules or structures, algorithms and computer system architectures;

     (d) all information concerning the Disclosing Party's business and affairs, assets, liabilities, historical and current financial statements, financial projections and budgets, historical, current and projected sales, capital spending budgets, forecasts, strategic plans, marketing and advertising plans, publications, agreements, the names and backgrounds of key personnel, personnel training techniques and materials and the names, contact information and any other information relating to an identified or identifiable natural person;

     (e) all third-party confidential information in the possession of the Disclosing Party; and

     (f) all notes, analyses, compilations, studies, summaries, interpretations and other material prepared by the Investigating Party or its Representatives to the extent they contain, are based on or refer to any information described in
(i) through (v) above (collectively, "Notes").

1.2 The term Confidential Information does not include any portions of such information:

     (a) that become generally available to the public, other than as a result of disclosure by the Investigating Party or any of its Representatives; or

     (b) that becomes available to the Investigating Party on a non-confidential basis from a source (other than the Disclosing Party or its Representatives) which, to the Investigating Party's knowledge after due inquiry, is not prohibited from disclosing such information to the Investigating Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

1.3 Any trade secrets of the Disclosing Party will also be entitled to all of the protections and benefits under applicable trade secrets law and any other applicable law. If any information that the Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, the information nonetheless will be considered Confidential Information for purposes of this Agreement unless it falls within the exception described in Section 1(b).

                   ARTICLE 2 RESTRICTED USE AND NONDISCLOSURE

2.1 The Investigating Party agrees that the Investigating Party and its Representatives (i) will keep the Confidential Information confidential and
     (ii) without limiting the foregoing, will not disclose the Confidential Information to any person (including current or prospective financing sources) except with the specific prior written consent of Susan Whalen, the Company's Vice President - Asset Management (the "Disclosing Party Contact") or except as expressly otherwise permitted by the terms of this Agreement or a Definitive Agreement (as defined in Section 9). It is understood that the Investigating Party may disclose Confidential Information only to those of the Investigating Party's Representatives who require such material for the purpose of evaluating the Transaction (but to the extent practicable, only the part that is so required and without revealing the possible Transaction), and who are informed by the Investigating Party of the confidential nature of the Confidential Information and the obligations of this Agreement. The Investigating Party and its Representatives will not use any of the Confidential Information for any reason or purpose other than to evaluate and negotiate the Transaction.

2.2 The Investigating Party will enforce the terms of this Agreement as to its Representatives and will take all steps (including all action the Investigating Party would take to protect its own trade secrets and confidential information) necessary to cause them to comply with this Agreement and thereby prevent their disclosure of the Confidential Information, except as permitted by this Agreement. If an unauthorized use or disclosure occurs, the Investigating Party will immediately notify the Disclosing Party and take, at the Investigating Party's expense, all steps (including available actions for seizure and injunctive relief) necessary to recover the Confidential Information and prevent its subsequent unauthorized use or dissemination. If the Investigating Party fails to take these steps in a timely and adequate manner, the Disclosing Party may take them in its own or in the Investigating Party's name and at the Investigating Party's expense.

                     ARTICLE 3 NONDISCLOSURE OF TRANSACTION

     Except as expressly permitted by a Definitive Agreement, neither the Investigating Party nor its Representatives will, without prior written consent of a Disclosing Party Contact, disclose to any person (including another prospective purchaser who has been provided Confidential Information) the terms or existence of this Agreement, the fact that the Confidential Information has been made available to the Investigating Party or the Investigating Party's Representatives, the fact that discussions or negotiations are taking place concerning a Transaction, or any of the terms, conditions, or other facts with respect thereto; provided, however, that the Investigating Party and its Representatives may disclose such information to those of the Investigating Party's Representatives who require such information for purposes of assisting with the Transaction.

        ARTICLE 4 LEGAL COMPULSION TO DISCLOSE CONFIDENTIAL INFORMATION

     If the Investigating Party or any of its Representatives become legally compelled (including pursuant to any rule or regulation promulgated by any securities regulation authority or any securities exchange) to make any disclosure that is prohibited or otherwise constrained by this Agreement, then the Investigating Party or such Representative, as the case may be, will give the Company immediate written notice of such requirement so that it may seek a protective order or other appropriate relief, or waive compliance with the nondisclosure provisions of this Agreement. Subject to the foregoing, the

Investigating Party or such Representative may make only such disclosure that, in the written opinion of counsel reasonably acceptable to the Company, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material censure or penalty; provided, however, that the Investigating Party and its Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

                       ARTICLE 5 DISCLOSING PARTY CONTACT

     The Company will determine, in its sole discretion, what information, properties and personnel it wishes to make available to the Investigating Party. All requests by the Investigating Party or its Representatives for Confidential Information, meetings with Disclosing Party personnel or Representatives, inspections of Disclosing Party properties, and discussions or questions regarding procedures will be made exclusively to the Disclosing Party Contact. The Investigating Party and its Representatives will not initiate any communications with any director, officer or employee of the Disclosing Party (other than a Disclosing Party Contact) without the prior written consent of a Disclosing Party Contact.

                              ARTICLE 6 EMPLOYEES

     For a period of two years after the date of this Agreement, neither the Investigating Party nor its Representatives will (a) induce or attempt to induce any employee to leave the employ of the Disclosing Party, (b) hire, retain or attempt to hire or retain any employee of the Disclosing Party or (c) in any way interfere with the relationship between the Disclosing Party and any of its employees. Notwithstanding the foregoing, this Section will not prohibit the Investigating Party from making general employment solicitations not specifically directed at the Disclosing Party's employees, or hiring them as a result of such solicitations.

                  ARTICLE 7 RETURN OF CONFIDENTIAL INFORMATION

     If either party notifies the other party that it does not wish to proceed with the Transaction, then the Investigating Party will within five business days of such notification (a) deliver to a Disclosing Party Contact all documents and other materials constituting Confidential Information, other than Notes, in the possession or under the control of the Investigating Party or the Investigating Party's Representatives, and (b) destroy all Notes, without retaining a copy of any such material. Alternatively, if a Disclosing Party Contact so requests or gives prior written consent to the Investigating Party's request, the Investigating Party will destroy all documents and other materials constituting Confidential Information in the possession or under the control of the Investigating Party or the Investigating Party's Representatives, including all copies that are stored in an electronic or other medium and are retrievable in perceivable form. An appropriate officer of the Investigating Party must certify any such destruction to the Company in writing, and a list of the destroyed documents and materials must accompany the certification.

         ARTICLE 8 ATTORNEY WORK PRODUCT AND ATTORNEY-CLIENT PRIVILEGE

     The Investigating Party acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to certain of the Confidential Information. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information to the Investigating Party in connection with the Transaction. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates, and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, the Investigating Party will not claim or contend, in proceedings involving either party, that the Disclosing Party waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information to the Investigating Party in connection with the Transaction.

            ARTICLE 9 NO OBLIGATION TO NEGOTIATE DEFINITIVE AGREEMENT

     The Company and its directors and shareholders reserve the right, in their sole discretion, to reject any and all proposals made by the Investigating Party or the Investigating Party's Representatives with regard to a Transaction and to terminate discussions and negotiations with the Investigating Party and the Investigating Party's Representatives at any time. No contract providing for a Transaction will be deemed to exist unless and until a definitive agreement, if any, with respect to a Transaction (a "Definitive Agreement") has been executed and delivered, and the parties waive any claims (including breach of contract claims, but excluding all claims directly or indirectly based on this Agreement) in connection with a Transaction unless and until they or, in the case of the Company, its shareholders enter into a Definitive Agreement. Neither the parties to this Agreement nor their respective Representatives and shareholders have any legal obligation of any kind with respect to a Transaction by virtue of this Agreement, except to the extent explicitly set forth herein.

                  ARTICLE 10 NO REPRESENTATIONS OR WARRANTIES

     Neither the Disclosing Party nor its Representatives make any representation or warranty (express or implied) concerning the completeness or accuracy of the Confidential Information, except pursuant to representations and warranties that may be made to the Investigating Party in a Definitive Agreement if, when, and as executed and subject to such limitations and restrictions as may be specified therein. The Investigating Party also agrees that if the Investigating Party determines to engage in a Transaction, the Investigating Party's determination will be based solely on the terms of such Definitive Agreement and on the Investigating Party's own investigation, analysis, and assessment of the business to be acquired.

                   ARTICLE 11 COMPLIANCE WITH SECURITIES LAWS

     The Investigating Party is aware, and its Representatives who are apprised of the Transaction will be advised, that the securities laws of the United States prohibit any person who has material, non-public information concerning the Disclosing Party from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

                             ARTICLE 12 STANDSTILL

     For a period of two years from the date of this Agreement, neither the Investigating Party nor its Representatives or affiliates will in any manner, directly or indirectly:

12.1 effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause, participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Disclosing Party or any of its affiliates; (ii) any tender or exchange offer or merger or other business combination involving the Disclosing Party or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Disclosing Party or any of its affiliates; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or consents to vote any voting securities of the Disclosing Party;

12.2 form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended);

12.3 otherwise act, alone or in concert with others, to seek control of or influence the management, board of directors or policies of the Disclosing Party;

12.4 make any public announcements or take any action that might force the Disclosing Party to make a public announcement regarding any of the types of matters set forth above; or

12.5 enter into any discussions or arrangements with any third party with respect to any of the foregoing;

unless the Investigating Party has been specifically invited to do so in writing by the special committee of the board of directors of the Disclosing Party. During such period, neither the Investigating Party nor its Representatives will request, directly or indirectly, that the Disclosing Party (or its Representatives) amend or waive any provision of this Section (including this sentence).

               ARTICLE 13 DATA PROTECTION AND PRIVACY RESTRICTIONS

     The Investigating Party will inform itself about and observe all applicable data protection and/or privacy requirements in any jurisdiction in which the Confidential Information is located and any other relevant jurisdictions. The

Investigating Party will also implement and maintain all such technical and organizational security measures as may be reasonably available (having regard to technical developments at the time) and as are appropriate in the circumstances to protect Confidential Information against unauthorized or unlawful processing, accidental loss, distribution or damage. In addition, in the event that any Confidential Information is located in a jurisdiction that restricts the transfer of such information to other countries or locations, the Investigating Party will maintain such information within that jurisdiction only, and will not transfer it to any other country or location in a manner that violates such restrictions. The Investigating Party will indemnify and hold the Disclosing Party harmless for any damage or expense (including legal fees and costs) resulting from the Investigating Party's contravention or other violation of any applicable data protection and/or privacy laws.

                              ARTICLE 14 REMEDIES

     The Investigating Party acknowledges that the Disclosing Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms, that the Disclosing Party would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it as a result of the Investigating Party's breach and that any breach of this Agreement by the Investigating Party would not be adequately compensated by monetary damages alone. Accordingly, the Investigating Party agrees that, in addition to any other right or remedy to which the Disclosing Party may be entitled at law or in equity, the Disclosing Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of this Agreement, without posting any bond or other security and without the necessity of proving the amount of any actual damage to the Disclosing Party resulting therefrom. In addition, the Investigating Party will indemnify and hold the Disclosing Party and its stockholders harmless from any damages, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from the Investigating Party's breach of the terms of this Agreement or any other unauthorized use or disclosure by the Investigating Party or its Representatives of the Confidential Information. The Company's subsidiaries and other affiliates constituting a Disclosing Party have the right to enforce all indemnity obligations of Investigating Party under this Agreement independently of the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                               ARTICLE 15 NOTICE

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (cost prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

                           Greka Energy Corporation
                           Attention:  Susan M. Whalen
                           Address: 2801 B Santa Maria Way
                           Santa Maria, California 93454
                           Facsimile No.:    (805) 347-1072
                           E-mail Address: smw@grekaenergy.com

                           ____________________

                           Attention:
                           Address:
                           Facsimile No.:
                           E-mail Address:

                          ARTICLE 16 ENTIRE AGREEMENT

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the modification.

                            ARTICLE 17 SEVERABILITY

     If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                               ARTICLE 18 WAIVER

     Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.

           ARTICLE 19 GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

19.1 This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts of law principles that would require application of any other law.

19.2 Any action or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Colorado, County of Denver or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or convenience of forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                                ARTICLE 20 COSTS

     Each party will bear its own expenses incurred in connection with pursuing or consummating the Transaction, including any broker's or finder's fees and all fees and expenses of its Representatives.

                            ARTICLE 21 COUNTERPARTS

     This Agreement may be executed in two or more counterparts.

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence.

                                           Greka Energy Corporation



                                           By:
                                           -------------------------------------

                                           Name:
                                           -------------------------------------

                                           Title:
                                           -------------------------------------







                                           By:
                                           -------------------------------------

                                           Name:
                                           -------------------------------------

                                           Title:
                                           -------------------------------------